SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

READING INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

READING INTERNATIONAL, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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READING INTERNATIONAL, INC.
550 South Hope Street, Suite 1825
Los Angeles, CA 9007l
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 26, 2005
To the Stockholders:
      The 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of Reading International, Inc., a Nevada corporation (“RII” or the “Company” and, collectively with its consolidated subsidiaries and corporate predecessors, “Reading”), will be held at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California, 90048, on Thursday, May 26, 2005, at 11:00 a.m., Pacific time, subject to adjournment or postponement, for the following purposes:

•	To elect eight directors to the Board of Directors to serve until the 2006 Annual Meeting of Stockholders; and

•	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.
      A copy of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004 is enclosed. Only stockholders of record of the Company’s Class B Voting common stock, $0.01 par value (“Class B Voting Common Stock”), at the close of business on April 25, 2005 (the “Record Date”) will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. Prior to the voting thereof, a proxy may be revoked by the person executing such proxy by:

•	filing with the Corporate Secretary or Assistant Corporate Secretary of the Company, prior to the commencement of the Annual Meeting, either a written notice of revocation or a duly executed proxy bearing a later date; or

•	attending and voting in person at the Annual Meeting.
      Holders of record of the Company’s Class A Nonvoting common stock, $0.01 par value (“Class A Nonvoting Common Stock”), are being sent notices of the meeting and copies of the Company’s Annual Report, and are invited to attend our Annual Meeting, but will have no voting rights.
      The Company will make available a list of the stockholders entitled to vote at the Annual Meeting for examination at its principal executive offices located at 550 S. Hope Street, Suite 1825, Los Angeles, California 90071, at least ten days prior to the date of the Annual Meeting. As our office will be moving to a new location within this timeframe, please call our Assistant Corporate Secretary at (213) 235-2236 to make an appointment if you plan to stop by our offices prior to the Annual Meeting.
      If you are a holder of the Company’s Class B Voting Common Stock, and therefore entitled to vote at the Annual Meeting, you will have received a proxy card enclosed with this notice. Whether or not you expect to attend the Annual Meeting in person, please fill in, sign, date and complete the enclosed proxy card and return it promptly in the accompanying postage prepaid, pre-addressed envelope, to assure that your shares will be represented.

By Order of the Board of Directors

James J. Cotter
Chairman
This proxy statement is first being mailed to stockholders on or about May 6, 2005.
PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE TO ENSURE THAT YOUR VOTES ARE COUNTED.

READING INTERNATIONAL, INC.
550 South Hope Street, Suite l825
Los Angeles, CA 9007l
(2l3) 235-2240
PROXY STATEMENT
Annual Meeting of Stockholders
Thursday, May 26, 2005
INTRODUCTION
      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Reading International, Inc. (“RII” or the “Company” and, collectively with its consolidated subsidiaries and corporate predecessors, “Reading”), of proxies for use at our upcoming Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 26, 2005, at 11:00 a.m., at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California, 90048, and at any adjournment or postponement thereof. Please sign, date and return the enclosed proxy card in order to ensure that your shares are represented at our meeting.
      At our Annual Meeting, you will be asked to elect eight directors to the Board of Directors to serve until the 2006 Annual Meeting of Stockholders.
      As of the Record Date, Mr. James J. Cotter, our Chairman and Chief Executive Officer, owns directly or indirectly, 1,023,888 shares of our Class B Voting Common Stock. Mr. Cotter’s holdings represent more than 66% of the outstanding voting power of our Company. Accordingly, Mr. Cotter has the power, acting alone and without the support or approval of any of our other stockholders, to elect the individuals currently nominated for election to our Board of Directors at our upcoming Annual Meeting and to defeat the election of any other individuals who might be nominated. Mr. Cotter has advised us that he intends to vote in favor of each of our Board’s nominees for election at that meeting.
VOTING AND PROXIES

Am I eligible to vote?
      If you owned shares of Class B Voting Common Stock on April 25, 2005, you are eligible to vote, and you should have received a proxy card enclosed with this notice.

What if I have the Class A stock?
      Holders of record of our Class A Nonvoting Common Stock are being sent this Proxy Statement for their information and are invited to attend our Annual Meeting but will have no voting rights.

How many votes do I have?
      With respect to each matter to be considered at the Annual Meeting, you will have one vote for each share of Class B Voting Common Stock you owned on April 25, 2005. On that date, there were a total of 1,545,506 shares of Class B Voting Common Stock outstanding.

How do I vote in person?
      You may vote your shares in person by attending the 2005 Annual Meeting. If you are not the record holder of your shares, please refer to the discussion following the questions “What if I am not the record holder of my shares?”

How do I vote by proxy?
      To vote by proxy, you should complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.
      To be able to vote your shares in accordance with your instructions at the Annual Meeting, we must receive your proxy as soon as possible, but in any event, prior to the shares being voted at the meeting. Shares represented by properly executed proxies received by us will be voted at the Annual Meeting in the manner specified therein or, if no instructions are marked on the enclosed proxy card, will be voted “FOR” each of the nominees for director. Although we do not know of any other matter to be acted upon at the Annual Meeting, shares represented by valid proxies will be voted in accordance with the judgment of the individuals indicated on the proxy card with respect to any other matters that may properly come before the Annual Meeting.

If I plan to attend the Annual Meeting, should I still submit a proxy?
      Whether or not you plan to attend the Annual Meeting, we urge you to submit a proxy. Execution of a proxy will not in any way affect your right to attend the Annual Meeting and vote in person.

What if I want to revoke my proxy?
      You have the right to revoke your proxy at any time before it is voted on your behalf by:

•	filing with our Corporate Secretary, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same;

•	submitting a duly executed proxy bearing a later date; or

•	attending the Annual Meeting and voting in person.

What if I am not the record holder of my shares?
      If your shares are held in the name of a brokerage firm, bank nominee, or other institution, only it can give a proxy with respect to your shares. You should receive a proxy card from your bank or broker, which you must return in the envelope provided in order to have your shares voted.
      If you do not have record ownership of your shares and want to vote in person at the 2005 Annual Meeting, you may obtain a document called a “legal proxy” from the record holder of your shares and bring it to the Annual Meeting in order to vote in person.
Proxy Solicitation and Expenses
      In addition to the solicitation by mail, our employees may solicit proxies in person or by telephone but no additional compensation will be paid to them for such services. The Company will bear all costs of soliciting proxies on behalf of our Board of Directors and will reimburse persons holding shares in their own names or in the names of their nominees, but not owning such shares beneficially, for the expenses of forwarding solicitation materials to the beneficial owners.
      The presence, in person or by proxy, of the holders of shares of stock entitling them to cast a majority of the votes entitled to be cast at our Annual Meeting will constitute a quorum. Abstentions will be counted for purposes of determining the presence of a quorum, as will broker non-votes, provided authority is given to attend the meeting or to vote on any matter to come before the meeting. Directors are elected by a plurality vote, so abstentions and broker non-votes will not affect the outcome of the election of directors.

ELECTION OF DIRECTORS
Beneficial Ownership of Securities
      The following table sets forth the shares of common stock beneficially owned as of the Record Date, for:

•	each of the directors standing for election and nominees;

•	each person known to the Company to be the beneficial owner of more than 5% of the Common Stock; and

•	all directors and executive officers as a group.
      Except as noted, the indicated beneficial owner of the shares has sole voting power and sole investment power.

	Amount and Nature of Beneficial Ownership(1)

	Class A Non-Voting		Class B Voting

Name and Address of	Number of	Percentage	Number of	Percentage
Beneficial Owner	Shares	of Stock	Shares	of Stock

James J. Cotter(2)(3)(5)	6,093,034	28.5%	1,161,388	75.1%
Eric Barr(2)(4)	20,000	*	—	—
James J. Cotter, Jr.(2)(3)(4)(5)	21,300	*	—	—
Margaret Cotter(2)(3)(4)(5)	25,938	*	35,100	2.3%
William D. Gould(4)	57,340	*	—	—
Edward L. Kane(4)	20,100	*	100	*
Gerard P. Laheney(2)(4)	20,000	*	—	—
Alfred Villaseñor, Jr.(2)(4)	20,000	*	—	—
Cotter Associates, LLC(5)	1,000,000	4.9%	—	—
120 North Robertson Blvd. Los Angeles, CA 90048
Hecco Ventures(6)	1,565,782	7.6%	—	—
120 North Robertson Blvd. Los Angeles, CA 90048
Michael Forman(7)	3,204,823	15.6%	—	—
120 North Robertson Blvd. Los Angeles, CA 90048
Pacific Assets Management LLC/ JMG Triton Offshore Fund Ltd(8)	3,775,400	18.4%	185,703	12.0%
1999 Avenue of the Stars, #2530 Los Angeles, CA 90067
Lawndale Capital Management/ Diamond A Partners LP/Andrew E. Shapiro(9)	—	—	123,280	8.0%
One Sansome Street, Suite 3800 San Francisco, CA 94104
Dimensional Fund Advisors(10)	—	—	59,740	3.9%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
All directors and Executive Officers as a Group (13 persons)	6,546,042	32.0%	1,209,088	78.2%

*	Less than 1%.

(1)	Beneficial ownership is based on 20,483,733 shares of Class A Nonvoting and 1,545,506 shares of Class B Voting Common Stock outstanding as of the Record Date.

(2)	550 South Hope Street, Suite 1825, Los Angeles, California 90071.

(3)	Mr. Cotter directly owns directly or indirectly through wholly owned entities, 3,602,252 shares of Class A Nonvoting Common Stock (inclusive of 29,730 shares held in Mr. Cotter’s profit sharing plan) and 1,023,888 shares of Class B Voting Common Stock. Mr. Cotter has currently exercisable stock options to acquire 925,000 and 137,500 shares of Class A Nonvoting and Class B Voting Common Stock, respectively. Mr. Cotter is also considered the beneficial owner of 1,565,782 shares of Class A Nonvoting Common Stock owned by Hecco Ventures, a general partnership (“HV”). Mr. Cotter has voting and investment power with respect to these shares and is the general partner of James J. Cotter Ltd., the general partner of HV. Mr. James J. Cotter, Jr. and Ms. Margaret Cotter are Mr. Cotter’s son and daughter, and they serve on the Board of Directors. Each has options to acquire 20,000 shares of Class A Nonvoting Common Stock. In addition, Ms. Margaret Cotter currently holds exercisable options to acquire 35,100 shares of Class B Voting Common Stock. Ms. Ellen Cotter is the daughter of Mr. Cotter, the sister of Mr. Cotter, Jr., and Ms. Margaret Cotter. Ms. Ellen Cotter is the Chief Operating Officer of the Company’s domestic cinemas. She holds currently holds exercisable options to acquire 75,000 shares of Class A Nonvoting Common Stock and 12,500 shares of Class B Voting Common Stock. Mr. James J. Cotter, Jr., Ms. Ellen Cotter and Ms. Margaret Cotter are the sole limited partners of the James J. Cotter Ltd.

(4)	Includes 20,000 shares of Class A Nonvoting Common Stock for each of the directors which may be acquired through the exercise of currently exercisable stock options.

(5)	Cotter Associates, LLC owns 1,000,000 shares of Class A Nonvoting Common Stock. Mr. James J. Cotter has a 1% voting membership interest and an irrevocable trust has a 99% nonvoting membership interest in Cotter Associates, LLC. The irrevocable trust benefits Mr. Cotter’s three children; Ms. Ellen M. Cotter, Mr. James J. Cotter, Jr., and Ms. Margaret Cotter. All 1,000,000 shares are included in the beneficial ownership amount for Mr. James J. Cotter above. These same shares are also shown separately in the beneficial ownership amount for Cotter Associates, LLC.

(6)	Hecco Ventures (“HV”) is a California general partnership. Mr. James J. Cotter is the general partner of James J. Cotter LTD, the limited partnership which is the general partner of HV. The other general partners of HV are Mr. Michael Forman and a subsidiary of the Decurion Corporation, a company privately owned by Mr. Forman and certain members of his family. HV has granted Mr. Cotter the right to vote the shares held by it. Accordingly, Mr. Cotter has sole voting power and shared investment power.

(7)	Based on Form 3 filed October 12, 2004.

(8)	Based on Schedule 13-G filed October 12, 2004 for Class B Voting Common Stock. Pacific Asset Management LLC (“Pacific”) does not hold the securities as part of a group. However, Pacific serves as the investment manager to the direct beneficial owner, JMG Triton Offshore Fund, Ltd. and has the power to determine whether or when the securities will be sold.

(9)	Based on Schedule 13-D filed December 13, 2004 for Class B Voting Common Stock, which includes shares which are owned of record by Diamond A Partners, L.P (“DAP”) and by Diamond A Investors L.P (“DAI”) over which Lawndale Capital Management, Inc. (“LCM”) and Mr. Andrew E. Shapiro have shared voting and dispositive power. According to filings with the SEC, Lawndale Capital Management, Inc. is the investment advisor to DAP and DAI, which are investment limited partnerships and Mr. Shapiro is the sole manager of LCM.

(10)	Based on Schedule 13-G filed February 6, 2004.
Nominees for Election
      Eight directors are to be elected at our Annual Meeting to serve until the next annual meeting of stockholders to be held in 2006 or until their successors are elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by us for the election of the nominees below, all of whom are currently directors of the Company. The eight nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present and entitled to vote will be elected directors. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. We have no reason to believe the nominees named will be unable to serve if elected.
      The names of the nominees for director, together with certain information regarding them, are as follows:

Name	Age	Position

James J. Cotter	67	Chairman of the Board and Chief Executive Officer(1)
Eric Barr	58	Director(2)
James J. Cotter, Jr.	35	Director
Margaret Cotter	37	Director
William D. Gould	66	Director(3)
Edward L. Kane	67	Director(2)
Gerard P. Laheney	67	Director(1)(2)(3)
Alfred Villaseñor, Jr.	75	Director(1)(3)

(1)	Member of the Executive Committee.

(2)	Member of the Audit and Conflicts Committee.

(3)	Member of the Compensation and Stock Option Committee.
      Mr. James J. Cotter is our Chairman of the Board, President and Chief Executive Officer. With the exception of a period beginning in 1988 and ending in 1991, Mr. Cotter has served as a director of the Company since 1986 and as Chairman of the Board since 1992. Mr. Cotter was named Chief Executive Officer on August 1, 1999, a position which he has held continuously, except for an approximately two month period during the last quarter of 2000, since that date. Mr. Cotter is, and has been for more than the past five years, the Chairman of the Board and Chief Executive Officer of each of Craig Corporation (“CRG”) and the company formerly known as Reading Entertainment, Inc (“REI”), which were consolidated into the Company at the end of 2001, and which continue today as subsidiaries of the Company. Mr. Cotter is, and has been for more than the past five years, a director of The Decurion Corporation (motion picture exhibition and real estate company); the Chief Executive Officer and a director of Townhouse Cinemas Corporation (motion picture exhibition company); the General Partner of James J. Cotter, Ltd., a general partner in Hecco Ventures which is involved in investment activities and is a major stockholder in the Company; the Chief Executive Officer and 50% owner of Sutton Hill Capital, LLC and its predecessors (cinema exhibition and the counterparty to the various agreements comprising the City Cinemas Transaction); and prior to its acquisition by our Company, the Chairman, Chief Executive Officer and 50% stockholder of Off Broadway Investments, Inc. Mr. Cotter was also a director of Stater Bros., Inc. (a retail grocery company) from 1987 to 1997.
      Mr. Eric Barr has been a director of our Company since March 21, 2002. Mr. Barr is a resident of Brighton, Victoria in Australia, with extensive knowledge of the Australian business community. Prior to his appointment, Mr. Barr retired in June 2001 from his position as audit partner with PricewaterhouseCoopers LLC in Australia, after having been with that firm for 36 years. Mr. Barr serves as the Chairman of our Audit and Conflicts Committee.
      Mr. James J. Cotter, Jr. has been a director of our Company since March 21, 2002. He has been Chief Executive Officer of Cecelia Packing Corporation (citrus packing and marketing) since July 2004. Mr. Cotter, Jr. served as a director to Cecelia Packing Corporation from February 1996 to September 1997 and as a director of Gish Biomedical from September 1999 to March 2002. He was an attorney in the law firm of Winston & Strawn, specializing in corporate law, from September 1997 to May 2004. Mr. Cotter, Jr. is the son of James J. Cotter and the brother of Margaret Cotter and Ellen Cotter. Mr. Cotter, Jr. is a limited partner in James J. Cotter Ltd, which is a general partner of Hecco Ventures and a beneficiary of the family trust that owns a 99% membership interest in Cotter Associates, LLC.
      Ms. Margaret Cotter has been a director of our Company since September 27, 2002, and was a director of CRG from 1998 to September 26, 2002, when she joined the Board of our Company. Ms. Cotter is also the owner and President of Off Broadway Investments, LLC, a company that provides live theatre management services to our live theaters. Pursuant to that management arrangement, Ms. Cotter also serves as the President of Liberty Theaters, the subsidiary through which we own our live theaters. Ms. Cotter is also a theatrical producer who has produced shows in Chicago and New York. Ms. Cotter served as the Vice President of Union Square Management, Inc. (live theatre management) from 1998 to 2000. Ms. Cotter is an officer of the League of Off-Broadway Theaters and Producers and is a member of the New York State Bar. From February 1994 until September 1997, Ms. Cotter was an Assistant District Attorney for King’s County in Brooklyn, New York. Ms. Cotter graduated from Georgetown University Law Center in 1993. She is the daughter of Mr. James J. Cotter and the sister of Mr. James J. Cotter, Jr. and Ms. Ellen Cotter. Ms. Cotter is a limited partner in James J. Cotter Ltd., which is a general partner of Hecco Ventures and is a beneficiary of the family trust that owns a 99% membership interest in Cotter Associates, LLC.
      Mr. William D. Gould has been a director of our Company since October 15, 2004 and has been a member of the law firm of Troy & Gould since 1986. Previously, he was a partner of the law firm of O’Melveny & Myers. Mr. Gould was a director of Craig Corporation from 1985 until its consolidation with REI and CHC on December 31, 2001. Our Company has from time to time retained Troy & Gould for legal advice.
      Mr. Edward L. Kane has been a director of our Company since October 15, 2004. Mr. Kane has been President of High Avenue Consulting, a healthcare consulting firm, since May 2000. Mr. Kane is also Chairman of Kane/ Miller Book Publishers, Inc., a publisher of children’s picture books, a position he has held since January 2001, and a director of BDI Investment Corporation, a registered investment company, a position he has held since 1990. Mr. Kane was President of Reading Company, the predecessor of REI, from December 1991 to January 1993, serving as a director of REI until December 1999, and President of CRG from January 1988 to January 1993, serving as a director of CRG until 1996. From 1985 to 1991, Mr. Kane served as a Director of CHC, also serving as President from 1987 to 1988.
      Mr. Gerard P. Laheney has been a director of our Company since September 27, 2002, and was a director of CRG from 1990 to September 26, 2002, when he joined the Board of our Company. Mr. Laheney served as a director of Reading Company, the predecessor of REI, between November 1993 and June 1996. Mr. Laheney has been President of Aegis Investment Management Company, an investment advisory firm specializing in global investment portfolio management, since August 1993. Mr. Laheney was a Vice President of Dean Witter Reynolds from April 1990 to December 1993.
      Mr. Alfred Villaseñor, Jr. has been a director of our Company since 1987. He has also served as a director for Fidelity Federal Savings and Loan. Mr. Villaseñor is the President and owner of Unisure Insurance Services, Incorporated, a corporation that has specialized in life, business and group health insurance for over 35 years. He is also a general partner in Plaza de Villa, a California real estate commercial center. Mr. Villaseñor is a director of the John Gogian Family Foundation and a director of Richstone Centers, a non-profit organization.
Attendance at Board and Committee Meetings
      During the year ended December 31, 2004, the Board of Directors held 7 Board meetings. Each director attended at least 75% of the meetings of the Board of Directors and all committees on which he or she served, during the period such individual was a director. The Audit and Conflicts Committee held 4 meetings in 2004. The Stock Options and Compensation Committee had 2 meetings during 2004. The Company has no standing nominating committee. Our Company’s Board Committees are discussed in greater detail under the caption “Board Committees,” below.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our Company’s officers, directors and persons who own more than 10% of the Company’s Common Stock to file reports to ownership and changes in ownership with the SEC. The SEC rules also require such reporting persons to furnish the Company with a copy of all Section 16(a) forms they file.

      Based solely on a review of the copies of the forms which the Company received and written representations from certain reporting persons, during 2004, the following filings on Form 3 or 4 were inadvertently late. None related to a purchase or sale of securities. Rather, they related in the case of filing by Mr. James J. Cotter dated 11/29/04 and 12/30/04 to certain gifts of stock made by Mr. Cotter and in the case of filings by Mr. Edward L. Kane and Wayne Smith on 10/26/04, the date on which they became, respectively, a director and an executive officer of the Company.
Indemnity Agreements
      In 1990, our Board authorized our Company to enter into indemnity agreements with its then current directors and officers. Since that time, we have typically entered into indemnity agreements with our directors and senior officers. In 2001, our stockholders approved a new form of indemnity agreement, which has been used since that date to memorialize our Company’s indemnity obligations. Under these agreements, our Company, generally speaking, has agreed to indemnify our directors and various of our senior officers against all expenses, liabilities and losses incurred in connection with any threatened, pending or contemplated action, suit or proceeding, whether civil or criminal, administrative or investigative, to which any such director or officer is a party or is threatened to be made a party, in any manner, based upon, arising from, relating to or by reason of the fact that such individual is, was, shall be or shall has been a director, officer employee, agent or fiduciary of our Company. Each of our current directors and senior officers, as well as certain of the directors and senior officers of our subsidiaries, currently has the benefit of such indemnity agreements.
Compensation of Directors
      Directors who are not officers or employees of the Company received an annual retainer of $25,000 for their services including attendance at meetings and service on Board committees. Only the Chairman of the Board and the Chairman of our Audit and Conflicts Committee receive additional compensation for their services. The Chairman of our Audit and Conflicts Committee received an annual retainer of $27,000. The Chairman of the Board receives $195,000 annually, which is included as part of his $545,000 total annual compensation. In addition, upon joining the Board, directors who are not officers or employees of the Company receive 20,000 immediately vested options to purchase shares of our Class A Nonvoting Common Stock at an exercise price equal to the market price of the stock at the time of grant. Ms. Margaret Cotter has agreed to serve as a director of the Company without any additional consideration other than her stock options.
Board Committees and Corporate Governance
      Our Board of Directors has standing Executive, Audit and Conflicts, and Compensation and Stock Options Committees. These committees are discussed in greater detail below. Our Board of Directors does not have a nominating committee. Typically, nominations are suggested to our Board of Directors by our Chairman and controlling stockholder, Mr. James J. Cotter.
      Since Mr. Cotter owns a majority of our Class B Voting Common Stock, our Board of Directors has determined that the Company satisfies the criteria for a “Controlled Company” under Section 801 of Part 8 of the American Stock Exchange Company Guide. After reviewing the benefits and detriments of taking advantage of the exceptions to the Corporate Governance Rules set forth in Part 8, the Board of Directors in 2004 unanimously determined to take advantage of all of the exceptions from Part 8 afforded to our Company as a Controlled Company under Section 801.
      Among the exceptions afforded to Controlled Companies is an exception from the requirement that we have an independent nominating committee or independent nominating process. It was noted by our Directors that the use of an independent nominating committee or independent nominating process would be of limited utility, in light of the fact that any nominee would need to be acceptable to Mr. James J. Cotter as our controlling stockholder and in light of the fact that under our governing documents and applicable Nevada Law, Mr. Cotter, acting in his capacity as a stockholder, can unilaterally nominate and elect candidates to our Board of Directors at our annual meeting or any other meeting where our directors are to be elected. Mr. Cotter has advised our directors that he prefers to be actively involved in the identification and selection of

Board nominees, and the he believes that it would be in the best interests of our Company and stockholders if we continued to treat the nomination process in the same way as in prior periods.
      Our Board of Directors does not have a formal written policy with respect to the consideration of director candidates recommended by our stockholders since, in the view of our Board, there has been no compelling reason to put any formal policy in place. No stockholder has, in more than the past ten years, made any proposal or recommendation to the Board as to potential nominees, nor has Mr. Cotter ever proposed, in the time he has been our principal or controlling stockholder, any nominee that our remaining directors have found to be unacceptable. Furthermore, neither our governing documents nor applicable Nevada law place any restriction on the nomination of candidates for election to our Board of Directors directly by our stockholders. Accordingly, our Directors are currently of the view that in light of (i) the fact that our Company is a “Controlled Company” under applicable American Stock Exchange criteria and exempted from the American Stock Exchange requirements for an independent nominating process, and (ii) the fact that neither our governing documents nor Nevada law place any limitation upon the direct nomination of director candidates by our stockholders, that the current system suitably addresses the needs of our Company and our stockholders and that little if anything would be gained by adopting a formal policy with respect to such matters at this time.
      Our Board of Directors will, as it has traditionally advised our stockholder in our proxy materials each year, consider nominations from our stockholders, provided written notice delivered to the Secretary of our Company at our Company’s principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of our stockholders at which directors are elected, or such earlier date as may be reasonable in the event that our annual stockholders meeting is moved forward. Such written notice must set forth the name, age, address and principal occupation or employment of such nominee, the number of shares of our Company’s common stock beneficially owned by such nominee and such other information as is required by the proxy rules of the SEC with respect to a nominee of our Board of Directors. After May 30, 2005, our principal executive offices will be located at 500 Citadel Drive, Suite D-300, City of Commerce, California 90040.
      Alternatively, under our governing documents and applicable Nevada Law, nominations may be made directly by stockholders from the floor of any meeting at which directors are to be elected. See also, the material set forth below under the caption “Stockholder Proposals and Director Nominations.”
      Our directors have not adopted any formal criteria with respect to the qualifications required to be a director or the particular skills that should be represented on our Board of Directors, other than the need to have at least one Director and member of our Audit and Compensation Committee who qualifies as an “audit committee financial expert,” and has not historically retained any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.
      All of the current nominees were recommended to the Board by Mr. Cotter. No other recommendations were received by us with respect to possible nominees to our Board of Directors.
     Executive Committee
      Our Company has a standing Executive Committee comprised of Messrs. Cotter, Laheney and Villaseñor that is authorized, to the fullest extent permitted by Nevada law, to take action on matters between meetings of the full Board of Directors. In recent years, this committee has not been used, and with the exception of matters delegated to the Audit and Conflicts Committee or the Compensation and Stock Options Committee, all matters requiring Board approval have been considered by the entire Board of Directors.
     Audit and Conflicts Committee; Audit Committee Report
      Our Board of Directors maintains a standing Audit and Conflicts Committee, referred to herein as the Audit Committee. The Audit Committee operates under a Charter adopted by the Board of Directors, a copy of which is on file with the Securities and Exchange Commission. Our Board of Directors has determined that the Audit Committee is comprised entirely of independent directors, (as independence is defined in

Sections 121(A) and 803 of the American Stock Exchange Company Guide), and that Mr. Barr, the Chairman of our Audit Committee, is qualified as an Audit Committee Financial Expert. With respect to our fiscal year ended December 31, 2004, our Audit and Conflicts Committee comprised of Directors Barr, Kane and Laheney.
      Set forth below is the Audit Committee Report.
      The following is the report of the Reading International, Inc. (the Company) Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2004.
      The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. The Audit Committee is comprised solely of independent directors as defined by the listing standards of National Association of Securities Dealers, Inc.
      The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche, LLP, the Company’s independent auditors. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche, LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
      During the course of fiscal 2004, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Deloitte & Touche, LLP at each regularly scheduled Committee meeting. The Committee also held a number of special meetings to discuss issues as they arose. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC, as well as Deloitte & Touche, LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2005.
      The Audit Committee has discussed with Deloitte & Touche, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, Deloitte & Touche, LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Deloitte & Touche, LLP their firm’s independence.

      Based on their review of the consolidated financial statements and discussions with and representations from management and Deloitte & Touche, LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2004, for filing with the Securities and Exchange Commission.

Eric Barr, Chairman
Edward L. Kane
Gerard P. Laheney

Compensation and Stock Options Committee
      Our Company has a standing Compensation and Stock Options Committee, which we refer to simply as our Compensation Committee, comprised of two or more of our independent directors. Prior to November 2004, the Compensation Committee members were Alfred Villaseñor, Jr., William C. Soady and Gerard P. Laheney. In November 2004, William D. Gould replaced Mr. Soady following Mr. Soady’s retirement as a director of the Company. Mr. Villaseñor serves as Chairman of the Compensation Committee.
      Set forth below is the Compensation Committee’s Report on Executive Compensation for 2004. The following Report does not constitute soliciting material and should not be considered or deemed filed, or incorporated by reference into any filing, by the Company with the Securities and Exchange Commission, except to the extent the Company specifically incorporates the Report by reference.

Report on Executive Compensation

Policy
      Our Company’s executive compensation policy and programs are designed to attract and retain talented executives and to give them an appropriate incentive to achieve the Company’s business objectives that the Board of Directors believes will enhance stockholder value.
      Each of the current named executive officers receives a base annual salary that, except in the case of Mr. James Cotter, our Chief Executive Officer, was originally established by negotiation between the Company and the particular executive when he or she joined the Company. These base salaries are adjusted periodically based upon the recommendations of our Company’s Chief Executive Officer and other senior management and other factors, including competitive factors. Mr. Cotter’s base salary and recent salary adjustments are discussed below in this report.
      We supplement the base salaries of the Company’s Chief Executive Officer and other named executive officers with periodic discretionary cash bonuses in recognition of individual performance and predicated on, among other things, the overall financial performance of the Company. Historically, we also have relied upon stock option grants to link the executives’ long-term compensation to appreciation in stockholder value over time. In connection with the change in financial accounting rules requiring the expensing of stock options, commencing in 2005 with the recommended award to the Company’s Chief Executive Officer discussed below, we intend to utilize awards of restricted stock in lieu of stock options, because of the relative advantages to the recipient of restricted stock as compared to stock options and the elimination of the prior beneficial accounting treatment accorded to stock options.

      Periodic cash bonuses and stock option grants, or restricted stock awards, to Mr. Cotter and to the Company’s other named executive officers are determined primarily on the basis of the individual job performance and achievement of the Company’s business objectives, but no particular weighting is given by the Compensation Committee to individual performance versus the achievement of the Company’s objectives. These variable elements in compensation recognize individual contributions and are determined based upon such factors as the level of the executive’s responsibilities, the efficiency and effectiveness with which he or she oversees the matters under his or her supervision and the degree to which the officer has contributed to the accomplishment of major tasks that advance the Company’s goals. Additional compensation in excess of base salary is awarded entirely on a discretionary basis when the individual is deemed to have contributed to the Company beyond the level reflected in the individual’s base salary.
      Except in the case of Mr. Cotter and members of his family, compensation decisions historically have been made by Mr. Cotter, as Chief Executive Officer, subject to the supervision of the Compensation Committee and the full Board of Directors. Grants of stock options and awards of restricted stock other than to Mr. Cotter and his family members, typically are recommended by Mr. Cotter for approval by the Compensation Committee or the Compensation Committee’s recommendation to the full Board of Directors. All decisions regarding Mr. Cotter’s compensation and all compensation paid to members of his family are made by the full Board of Directors upon the advice and recommendation of the Compensation Committee.

Chief Executive Officer’s Compensation
      During 2004, as in prior years, Mr. Cotter served as Chief Executive Officer of the Company in accordance with a long-standing consulting arrangement between him and Craig Corporation, which was consolidated with our Company in 2001, pursuant to which he was paid $350,000 annually for his services as Chief Executive Officer. Mr. Cotter also received $195,000 during 2004 for his services as the Chairman of the Board of the Company, or total base-level cash compensation of $545,000, which was unchanged from 2003. Mr. Cotter is entitled to be reimbursed for out-of-pocket business expenses incurred by him on the same basis as other Company employees, and he has received no Company perks, except that he is permitted to make use of a Los Angeles condominium owned by the Company when he is in Los Angeles, which is typically from Monday through Thursday of most work weeks when he is not traveling on Company business. Also, when on business in New York City, Mr. Cotter typically stays in an apartment he owns there, and is reimbursed by the Company for each night’s stay for the approximate cost of a comparable hotel. Mr. Cotter does not currently participate in any of the Company’s health, medical or retirement benefit programs.
      The base-level cash compensation paid by the Company to Mr. Cotter (taking into account amounts previously paid to him by Reading Entertainment, Inc. and Craig Corporation prior to their consolidation with the Company in 2001), has not been increased for more than the past ten years. Historically, the Company has not utilized compensation consultants in connection with its executive compensation decisions. In 2004, however, the Company retained Towers Perrin, executive compensation consultants, to perform an analysis of chief executive compensation among a peer group of companies. In consultation with the Company’s executives, including Mr. Cotter, Towers Perrin identified a peer group of companies in the real estate investment trust and cinema exhibition industries, which are the two principal lines of business of the Company. The Compensation Committee’s review of Mr. Cotter’s compensation in light of this peer group indicated that Mr. Cotter was under-compensated in relation to his peers during at least the four years 2000 through 2004, based upon the Compensation Committee’s judgment that Mr. Cotter’s total annual compensation fall within the 66th percentile among the peer group. Based upon this finding, the Compensation Committee determined in March 2005 to recommend to the full Board of Directors that the Company award Mr. Cotter a one-time bonus of $1.1 million. Mr. Cotter has agreed to negotiate with the Company to take restricted stock in the Company to the value of $1.1 million.

      The Compensation Committee also determined to recommend to the Company’s Board of Directors that Mr. Cotter’s historical consulting arrangement be eliminated, and that he not be compensated separately for his services as Chairman and Chief Executive Officer. The Compensation Committee will recommend that Mr. Cotter instead be employed by the Company as the Chairman and Chief Executive Officer for a base salary of $500,000 per year for each of 2005 and 2006. The Compensation Committee also will recommend that Mr. Cotter receive an annual cash bonus of $250,000 during each of 2005 and 2006 if specific goals are achieved with respect to certain Company projects in which Mr. Cotter is involved on a hands-on basis. The specific projects are to be agreed upon between the Compensation Committee and Mr. Cotter in consultation with other senior management of the Company and Towers Perrin. The Compensation Committee will further recommend Mr. Cotter for an award of $250,000 of restricted shares of Class A common stock of the Company as of the end of each of 2005 and 2006 so long as he is then still serving as Chairman and Chief Executive Officer. Each annual award of restricted shares would vest in two annual installments of 50% each on the first and second anniversaries of the award date and would be subject to forfeiture by Mr. Cotter unless he remains employed as Chief Executive Officer of the Company through such dates. Once the project goals referred to above have been established, the Compensation Committee’s final recommendations will be submitted to the full Board of Directors and, to the extent adopted by the Board, are expected to be made retroactive to January of this year.
      At present, the Company has no employment contract with Mr. Cotter, and he is not entitled to any change of control, retirement, severance or deferred compensation benefits or any other employee benefits not shared by employees, generally, other than as described in this Report. It is anticipated, however, that Mr. Cotter and the Company will negotiate an employment contract for 2005 and 2006 that incorporates the final compensation arrangements with Mr. Cotter, approved by the Board of Directors.

Stock Option Grants and Restricted Stock Awards
      In light of the Compensation Committee’s recommendation of a one-time monetary or special restricted stock award to Mr. Cotter, no stock options or other stock-based incentives were awarded to Mr. Cotter for 2004. In light of the stock options awarded in 2002 and 2003 to the Company’s other named executive officers, which vest over four years, no new stock option grants or restricted stock awards were made to these officers in 2004.

Section 162(m)
      Subject to an exception for “performance-based compensation,” Section 162(m) of the Internal Revenue Code generally prohibits corporations from deducting for federal income tax purposes annual compensation paid to any senior executive officer to the extent that such annul compensation exceeds $1 million. This law may affect the deductibility of Mr. Cotter’s total compensation for 2005 in light of the recent recommendations of the Compensation Committee regarding the award of restricted stock and other compensation to Mr. Cotter. The Compensation Committee and the Board of Directors consider the limits on deductibility under Section 162(m) in establishing executive compensation, but retain the discretion to authorize the payment of compensation that exceeds the limit on deductibility under this Section.

Conclusion
      In the Compensation Committee’s view, the total compensation of Mr. Cotter and other named executive officers, in the aggregate, is reasonable and not excessive. The Compensation Committee’s view is based upon, among other considerations, the CEO competitive peer group analysis performed by Towers Perrin.

William D. Gould
Gerard P. Laheney
Alfred Villaseñor, Jr.

Vote Required; Recommendation of the Board
      The eight nominees receiving the greatest number of votes cast at the Annual Meeting will be elected to the Board of Directors. Mr. Cotter has advised us that he intends to vote the 1,023,888 shares of Class B Voting Common Stock under his direct or indirect ownership in favor of each of our nominees. Since this represents more than 66% of the outstanding Class B Voting Common Stock, if Mr. Cotter votes these shares as he has advised, then the nominees will be elected whether or not they receive the votes of any other holders of our voting stock.
THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.
EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION
Management of the Company

Executive Officers

Name	Age	Title

Ellen M. Cotter	39	Chief Operating Officer — Domestic Cinemas
Brett Marsh	57	Vice President — Real Estate
Andrzej Matyczynski	52	Chief Financial Officer and Treasurer
Wayne Smith	47	Executive Director — Australia and New Zealand
Robert F. Smerling	70	President — Domestic Cinemas
S. Craig Tompkins	54	Executive Vice President, Director — Business Affairs, Chief Legal Officer and Secretary
      Ms. Ellen Cotter joined our Company in March 1998 and is the Chief Operating Officer of our domestic cinema operations. Ms. Cotter is a graduate of Smith College and holds a Juris Doctorate from Georgetown Law School. Prior to her involvement with the Company, Ms. Cotter spent four years in private practice as a corporate attorney with the law firm of White & Case in Manhattan. Ms. Cotter is the daughter of James J. Cotter and the sister of James J. Cotter, Jr. and Margaret Cotter, each of whom are directors of the Company. Ms. Cotter is a limited partner in James J. Cotter Ltd., which is a general partner of Hecco Ventures and is a beneficiary of the family trust that owns a 99% membership interest in Cotter Associates, LLC.
      Mr. Marsh has been with our Company since 1993 and is responsible for the Company’s real estate activities. Prior to joining the Company, Mr. Marsh was the Senior Vice President of Burton Property Trust, Inc., the U.S. real estate subsidiary of the Burton Group PLC. In this position, Mr. Marsh was responsible for the real estate portfolio of that company.
      Mr. Matyczynski was named Chief Financial Officer and Treasurer of the Company and CRG and the Chief Administrative Officer of REI on November 18, 1999. Mr. Matyczynski was named the Chief Financial Officer and Treasurer of REI effective June 2, 2000. Prior to joining the Company, Mr. Matyczynski held various positions over a twenty-year period with Beckman Coulter in the U.S. and Europe. Beckman Coulter is a leading provider of instrument systems and related products that automate laboratory processes. His last position at Beckman Coulter was that of Worldwide Director of Financial Reporting and Accounting, as well as serving as a director for certain Beckman Coulter subsidiaries.
      Mr. Smith joined our Company in April 2004 as Executive Director of Australia and New Zealand. He is effectively the senior executive officer responsible for our operations in that geographic area. Mr. Smith brings to Reading 20 years of experience in cinema operations and property management gained at Hoyts Cinema Limited, his last position there being General Manager Property.

      Mr. Smerling was appointed President of Citadel Cinemas, Inc. effective September 1, 2000 following the Company’s acquisition of the City Cinemas. Mr. Smerling also served as the President and a director of REI. Mr. Smerling has served as the senior executive officer responsible for our various domestic and Puerto Rican exhibition subsidiaries since 1994. Prior to joining us, Mr. Smerling was the President of Loews Theater Management Corporation from May 1990 until November 1993. Mr. Smerling also served as President and Chief Executive Officer of City Cinemas Corporation, a motion picture exhibitor located in New York City, from November 1993 to September 2000.
      Mr. Tompkins is the Executive Vice President, Director — Business Affairs, Chief Legal Officer and Corporate Secretary of the Company. Mr. Tompkins was a member of the Board of Directors of the Company from 1993 to September 26, 2002, resigning immediately prior to the election of Mr. Gerard P. Laheney and Ms. Margaret Cotter in order to allow for a board comprised of a majority of independent directors. Mr. Tompkins was elected Vice Chairman of the Board and Principal Accounting Officer and Treasurer in 1994. Mr. Tompkins resigned as Principal Accounting Officer and Treasurer in November 1999, upon the appointment of Andrzej Matyczynski to serve as the Company’s Chief Financial Officer. For more than the past five years, Mr. Tompkins has been the President and a Director of CRG, the Vice Chairman of the Board of Directors of REI. Prior to joining Reading, Mr. Tompkins was a partner in the law firm of Gibson Dunn & Crutcher. Mr. Tompkins is also a Director and the Chairman of the Strategic Planning Committee for G&L Realty Corp (a New York Stock Exchange listed real estate investment trust, specializing in the development and ownership of health care properties), a Managing Director of G&L Senior Care Properties LLC (a private company specializing in the development, ownership and operation of skilled nursing facilities), an Advisory Director of Marshall & Stevens (an independent valuation firm), and a member of the Advisory Committee of GWA Investments, LLC (a private hedge fund specializing in activist stockholder investing). Mr. Tompkins was a director of Fidelity Federal Bank, FSB (“Fidelity”), where he served on the Audit and Compensation Committees, from April 2000 until the sale of that institution effective December 31, 2001.

Summary Compensation Table
      The names of the executive officers of the Company are as listed below in the summary compensation table that sets forth the compensation paid by Reading for the years ended December 31, 2004, 2003 and 2002.

					Long Term
					Compensation

		Annual Compensation			Securities
					Underlying
				Other	Stock
				Annual	Options	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Granted	Compensation(7)

James J. Cotter(2)	2004	—	—	$545,000	—	—
Chairman of the Board,	2003	—	—	$545,000	—	—
President and Chief	2002	—	—	$545,000	925,000	—
Executive Officer
Brett Marsh(3)	2004	$180,000	—	—	—	$6,300
Vice President — Real Estate	2003	$180,000	—	—	—	—
	2002	$180,000	$50,000	—	15,000	$4,758
Andrzej Matyczynski(3)	2004	$201,000	$50,000	—	—	$7,000
Chief Financial Officer and	2003	$189,000	$35,000	—	—	—
Treasurer	2002	$189,000	—	—	35,000	$5,300
Robert F. Smerling(4)	2004	$350,000	—	—	—	$1,500
President — Domestic	2003	$350,000	—	—	25,000	—
Cinema Operations	2002	$350,000	—	—	—	—
Wayne Smith(5)	2004	$175,000	—	—	—	$27,600
Executive Director —	2003	—	—	—	—	—
Australia and New	2002	—	—	—	—	—
Zealand
S. Craig Tompkins(6)	2004	$410,500	—	—	—	$7,500
Executive Vice President,	2003	$410,500	—	—	41,000	—
Director — Business Affairs,	2002	$410,500	—	—	—	$5,849
Chief Legal Officer
and Secretary

(1)	Excludes other compensation if the aggregate amount is less than $50,000, or 10% of salary plus bonus, whichever is less.

(2)	In fiscal years 2004, 2003 and 2002, Mr. Cotter was paid director’s fees of $195,000 and an annual consulting fee of $350,000 from the Company. The Company owns a condominium in a high-rise building located in West Hollywood, California, which is used as an executive office, and which is personally used by Mr. Cotter. The Company’s incremental cost for Mr. Cotter’s personal use of these facilities does not exceed $50,000 or 10% of his annual consulting fee and as such, the cost has not been included as compensation in the table, but is included in his yearly reported compensation on IRS Form 1099. Mr. Cotter was granted options to acquire 975,000 shares of Class A Nonvoting Common Stock on July 11, 2002. On April 24, 2003, Mr. Cotter surrendered 50,000 of these options previously granted to him, so that they could be awarded to other officers of our Company. The remaining options vest over two years in equal amounts except for the 575,000 shares that vested immediately at the time of grant. Mr. Cotter does not receive separate compensation for serving as the President and Chief Executive Officer of our Company.

(3)	Pursuant to his employment agreement, Mr. Matyczynski is entitled to a severance payment equal to six months’ salary in the event his employment is involuntarily terminated. In addition, he is entitled to other annual compensation of $12,000 and is eligible for a discretionary bonus of up to 25% of his base salary. Upon joining the Company, Mr. Matyczynski was granted a loan for $33,000, which was forgiven ratably over three years. In 2002, Mr. Matyczynski was granted options to acquire 35,000 shares of Class A

Nonvoting Common Stock. These options vest in equal amounts over four years except for 7,000 shares that vested immediately at the time of grant.

(4)	Under the terms of his employment, Mr. Smerling is entitled to a severance payment of $175,000 in the event his employment is involuntarily terminated. In 2003, Mr. Smerling was granted options to acquire 25,000 shares of Class A Nonvoting Common Stock. These options vest in equal amounts over four years except for 18,750 which vested immediately at the time of grant.

(5)	Under the terms of his employment, Mr. Smerling is entitled to a severance payment equivalent to six months of salary in the event his employment is involuntarily terminated. Mr. Smith joined our company in April 2004; therefore he has no compensation from our Company for 2003 or 2002.

(6)	While no formal written agreement exists as to the terms of Mr. Tompkins’ employment, Mr. Tompkins is entitled to receive his annual base salary for a period of one year (less $40,000) in the event that his employment is involuntarily terminated and no change of control has occurred. Mr. Tompkins is entitled to a severance payment equal to two years base salary (less $80,000) in the event of a change of control. In April 2003, Mr. Tompkins was granted options to acquire 41,000 shares of Class A Nonvoting Common Stock. These options vest in equal amounts over four years except for the 10,250 shares that vested immediately at the time of grant. As of December 31, 2004, Mr. Tompkins has a vested interest in his CRG pension plan of $165,000, which amount accrues interest at 30 day LIBOR.

(7)	All other compensation is primarily comprised of the employer’s match of the Company’s 401(k) plan.

Option/ SAR Grants In Last Fiscal Year
      During 2004, the Board of Directors of the Company granted options to the following directors and officers of the Company.

					Potential Realizable
	Number of				Value at Assumed Annual
	Securities				Rates of Stock Price
	Underlying	% of Total	Exercise		Appreciation for Option
	Options	Options Granted	or Base		Term
	Granted	to Employees in	Price	Expiration
Name	(#)(4)	Fiscal Year	($/Share)	Date	5%	10%

Edward L. Kane(1)	20,000	50.0%	$7.80	10/15/14	$256,933	$422,298
William D. Gould(1)	20,000	50.0%	$7.80	10/15/14	$256,933	$422,298

(1)	20,000 shares vested immediately on October 15, 2004.

Aggregated Option/ SAR Granted or Exercised In Last Fiscal Year and
Fiscal Year-End Option/ SAR Values

Class A Nonvoting Common Stock

	Shares		Number of Securities	Value of Unexercised
	Acquired on	Value	Underlying Unexercised	In-the-Money Options at
	Exercise	Realized	Options at FY-End	FY-End ($)(1)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Eric Barr	—	—	20,000/ —	$117,200/ $ —
James J. Cotter	—	—	925,000/ —	$4,218,000/ $ —
James J. Cotter, Jr.	—	—	20,000/ —	$117,200/ $ —
Margaret Cotter	—	—	20,000/ —	$92,200/ $ —
William D. Gould	—	—	20,000/ —	$11,200/ $ —
Edward L. Kane	—	—	20,000/ —	$11,200/ $ —
Gerard P. Laheney	—	—	20,000/ —	$92,200/ $ —
Ellen Cotter	—	—	37,500/ 37,500	$163,125/ $163,125
Brett Marsh	—	—	36,500/ 6,000	$125,040/ $27,360
Andrzej Matyczynski	—	—	86,100/ 14,000	$377,196/ $63,840
Robert F. Smerling	—	—	56,250/ 12,500	$54,375/ $54,375
S. Craig Tompkins	—	—	85,500/ 20,500	$313,175/ $89,175

Class B Voting Common Stock

	Shares			Number of Securities	Value of Unexercised
	Acquired on	Value		Underlying Unexercised	In-the-Money Options at
	Exercise	Realized		Options at FY-End	FY-End ($)(2)
Name	(#)	($)		Exercisable/Unexercisable	Exercisable/Unexercisable

James J. Cotter	696,080	$689,119	(2)	137,500/ —	$ — / $ —
Margaret Cotter	—	—		35,100/ —	$1,320/ $ —
Ellen Cotter	—	—		12,500/ —	$ — / $ —

(1)	Calculated based on closing price of $8.36 as of December 31, 2004 for Class A Stock.

(2)	Calculated based on closing price of $8.40 as of December 30, 2004 for Class B Voting Common Stock.
Securities Authorized for Issuance Under Equity Compensation Plans

Number of Securities
Remaining Available for
			Weighted-Average		Future Issuance Under
	Number of Securities to		Exercise Price of		Equity Compensation
	be Issued Upon Exercise		Outstanding		Plans (Excluding
	of Outstanding Options,		Options, Warrants		Securities Reflected in
	Warrants and Rights		and Rights		Column (a))

	(a)		(b)		(c)
Plan Category	Class A	Class B	Class A	Class B	Class A		Class B

Equity compensation plans approved by security holders	563,200	185,100	$4.83	$9.90	601,700	(1)	601,700	(1)
Equity compensation plans not approved by security holders	925,000	—	$3.80	—	—		—

Total	1,488,200	185,100	$4.19	$9.90	601,700		601,700

(1)	The aggregate total number of shares of Class A and Class B Stock authorized for issuance under the Company’s 1999 Stock Option Plan is 1,350,000. The presentation above reflects the fact that the options may be issued to acquire either Class A or Class B shares, up to an aggregate of 1,350,000 of both classes of stock, and the outstanding options cover, in aggregate, 748,300.
      On July 11, 2002 the Board of Directors granted Mr. James Cotter options to acquire 975,000 shares of Class A Nonvoting Common Stock. On April 23, 2003, Mr. Cotter surrendered 50,000 of these options, unexercised. These non-qualified stock options were granted outside of the Company’s 1999 Stock Option Plan. As such, they have not been approved by the stockholders of the Company and are effective without any such approval from the stockholders. The principle terms of the option are as follows:

•	exercise price: $3.80 per share, payable in cash or through surrender of shares of Class A or Class B Stock or the surrender of appreciated options to acquire shares of Class A or Class B Stock;

•	exercise period: three years, with options expiring on July 11, 2005;

•	vesting: 575,000 immediately, and 175,000 on July 11, 2003 and July 11, 2004;

•	transferability: to heirs, family owned entities, and charitable trusts.
Compensation Committee Interlocks and Insider Participation
      Messrs. Gould, Laheney, and Villaseñor serve on the Company’s Compensation and Stock Options Committee. Mr. Cotter is our controlling stockholder, and holds the power to elect directors and to change the composition from time to time of the Board of Directors. Accordingly, all members of the Compensation and Stock Options Committee serve at the pleasure of Mr. Cotter. Also, Mr. Gould is a partner in Troy & Gould, a law firm which from time to time has provided legal services to our Company. During 2004, Troy & Gould was paid $45,000 in fees by our Company.
Certain Transactions and Related Party Transactions
      The Initial City Cinemas Transaction. In 2000, we acquired from Messrs. James J. Cotter and Michael Forman and certain of their affiliates (collectively referred to here in as “Sutton Capital”) a chain of Manhattan based cinemas, known as the City Cinemas chain (the “City Cinemas Transaction”). In the City Cinemas Transaction, we leased from Sutton Capital, under a ten-year operating lease (the “Operating Lease”), four cinemas, obtained certain management rights with respect to an additional six cinemas, and purchased the 16.7% minority membership interest in the Angelika Film Center that we did not already own. We also obtained certain options (referred to here collectively as the “Asset Purchase Option”), exercisable in 2010, to purchase the assets subject to the Operating Lease (including the fee interests underlying the Murray Hill Cinema and the Sutton Cinema) for $48,000,000, and committed to lend Sutton up to $28,000,000 beginning in July 2007 (the “Standby Line of Credit”). We paid an option fee of $5 million for the Asset Purchase Option, which will be applied against the exercise price if the Asset Purchase Option is exercised.
      Sale of the Murray Hill Cinema Property. In February 2002, we released our leasehold and option interest in the Murray Hill cinema (one of the Manhattan cinemas subject to the Operating Lease and the Asset Purchase Option) in connection with the sale of that property by Sutton Capital to a third party developer for $10,000,000. Since the developer was only interested in acquiring all of the various interests in the property, and since neither we nor Sutton Capital had the right to unilaterally sell all of such interests, it was necessary for a transaction to be negotiated between ourselves and Sutton Capital to take advantage of this sale opportunity. Ultimately, agreement was reached, and we released our interest in the property. In order to reflect that release, the rent payable under the Operating Lease was reduced by approximately $825,000 per year, the exercise price of the Asset Purchase Option was decreased by $10,000,000 from $48,000,000 to $38,000,000, and the Standby Line of Credit was reduced by $10,000,000 from $28,000,000 to $18,000,000. In addition, we received from the purchaser of the property the option to either (i) acquire a 25% equity interest in the development at the developer’s cost or (ii) to receive an in lieu fee of $500,000. Ultimately, we elected to take the in lieu fee of $500,000.
      Sale of the Sutton Cinema Property. In October 2003, we sold our leasehold and option interest in the Sutton Cinema (another one of the Manhattan cinemas subject to the Operating Lease and the Asset Purchase Option) to a third party developer for $13,000,000 plus the option to either (i) acquire up to a 25% equity interest in the development at the developer’s cost or (ii) to receive an in lieu fee of $650,000. Sutton Capital simultaneously sold its fee interest in the property for $5,000,000. Again, since the developer was only interested in acquiring all of the various interests in the property and since neither we nor Sutton had the legal right to unilaterally sell all of the various interests, it was again necessary for a transaction to be negotiated between ourselves and Sutton to take advantage of this sale opportunity Ultimately agreement was reached and the $18 million purchase price offered by the purchaser was allocated $13,000,000 to ourselves and $5,000,000 to Sutton Capital, the rent payable under the Operating Lease was reduced by approximately $697,920 per year, the exercise price of the Asset Purchase Option was decreased by $5,000,000 from $38,000,000 to $33,000,000, and the Standby Line of Credit was reduced by $5,000,000 from $18,000,000 to $13,000,000. We also agreed to bring forward the earliest date on which loan monies could be drawn down under the Standby Line of Credit from July 2007 to September 2004. Sutton Capital has to date drawn down $8,000,000 of the $13,000,000 available on the Standby Line of Credit. It is currently anticipated that the remainder will not be drawn down until July 2007. Also, we agreed that if we do not exercise our Asset Purchase Option, all principal amounts outstanding under the Standby Line of Credit will be forgiven.
      Sutton Redevelopment Investment. On September 14, 2004, we acquired for $2.3 million a non-managing membership interest in 205-209 East 57th Street Associates, LLC a limited liability company formed to redevelop our former cinema site at 205 East 57th Street in Manhattan. Our membership interest represents a 25% interest in the LLC, and was issued to us by 205-209 East 57th Street Associates, LLC in consideration of a capital contribution equal to 25% of its total book capital, calculated after taking into account the effect of our capital contribution. In December 2004, a capital call of $2,877,000 was made to make up the shortfall in equity resulting from higher than budgeted cost for the redevelopment project.
      In order not to dilute our 25% interest we decided to increase our capital contribution by $719,000 as requested and will make this payment in the first quarter of 2005.
      Cinemas 1, 2 & 3 Land Acquisition. On August 4, 2004, we entered into an agreement to purchase for $12 million the approximately 7,840 square-foot fee interest underlying our current leasehold estate in the Cinemas 1, 2 & 3 property located in Manhattan on 3rd Avenue between 58th Street and 59th Street. The ownership of the Cinemas 1, 2 & 3 property is currently divided into three components: the fee interest (which we now have under contract to purchase); the ground lease and improvements (which are owned by Sutton Hill Capital LLC but which we, have an option to purchase as a part of a pool of assets in 2010); and our current space lease which also runs until 2010. We are currently in negotiations with Sutton Capital to acquire immediately Sutton Capital’s ground lease interest in the property and its proprietary interest in the building and other improvements on the land, and have agreed in principal that, as a part of the transaction, Sutton Capital will have an option to acquire at cost up to a 25% non-managing membership interest in the limited liability company that we have formed to take title to the property. These negotiations are ongoing, and any potential transaction will ultimately be subject to review and approval by the Conflicts Committee of our Board of Directors. In connection with these negotiations, the parties are also discussing an early acquisition of Sutton Capital’s interest in the Village East Cinema. As of December 31, 2004, we had deposited earnest money totaling $800,000 into escrow with respect to the purchase of the fee interest. In January, the purchase price was increased to $12.2 million and the deposit was increased to $4.0 million in consideration of an extension of the closing date to June 1, 2005.
      OBI Management Agreement. Our live theater operations are managed by OBI Management, which is wholly owned by Margaret Cotter, the daughter of James J. Cotter and one of our directors, pursuant to a theater management agreement (the “Management Agreement”).
      The Management Agreement generally provides that we will pay OBI Management a combination of fixed and incentive fees, which historically have equated to slightly less than 20% of the net cash flow from our live theaters in New York. Since the fixed fees with respect to our New York theatres are applicable only during such periods as they are booked, OBI Management receives no compensation with respect to our New York theaters at any time when they are not generating revenues. We believe that this arrangement provides an incentive to OBI Management to keep the theaters booked with the best available shows, and mitigates the negative cash flow that would result from having an empty theater. In addition, OBI Management manages our Royal George live theater complex in Chicago on a fixed fee basis. In 2004, OBI Management earned $419,000 (including $35,000 for managing the Royal George). In 2003, OBI Management earned $400,000 (including $35,000 for managing the Royal George). By comparison, in the year immediately prior to our acquisition of the New York Theaters, the prior owners paid approximately $385,000 for management services with respect to the three New York theaters.
      OBI Management operates from our offices in New York City on a rent-free basis and we share the cost of one OBI Management administrative employee located at those offices. Other than these expenses and travel-related expenses for OBI Management personnel to travel to Chicago as referred to above, OBI Management is responsible for all of its costs and expenses relating to the performance of its management functions. The Management Agreement will expire on December 31, 2005, but will renew automatically for successive one-year periods unless either party gives at least six months’ prior notice of intention to allow the Management Agreement to expire. The Management Agreement is terminable at any time by the Company for cause.
      Prior to the time we acquired our New York theatres in 2000, these theaters were managed by Union Square Management, Inc., a company in which Ms. Cotter was employed, but which was owned by parties unrelated to Mr. Cotter. OBI Management took over management of the New York theaters live theaters shortly before we acquired them, and from the time of that transaction until March 13, 2003, OBI Management provided such management services on an “at will basis” and on generally the same terms, including terms related to compensation, as such services had previously been provided by Union Square Management, Inc. Accordingly, our Conflicts Committee took into account the cost of this management structure at the time it approved our acquisition of these theaters.
      The current Management Agreement was approved by the our Audit and Conflicts Committee on March 13, 2003, and has been applied retroactively to January 1, 2002. The Management Agreement is substantially similar to the prior owner’s arrangement with Union Square Management, Inc., except that:

•	it has been expanded to include the management of the Royal George Theater Complex on a flat-fee basis;

•	the cost of any new capital improvements to the New York theaters will be amortized over the life of those improvement consistent with Generally Accepted Accounting Principles for purposes of calculating net cash flow from the theaters rather than being expensed in the year incurred; and

•	in those cases where we assist in the financing of plays appearing in our theaters, any profits and losses to us resulting from such financing will be factored in by calculating theater cash flow for purposes of determining OBI Management’s incentive compensation.
      Investment in Live Theater Production. During the second quarter of 2002, the Company invested approximately $85,000 for a 25% interest in “I Love You, You’re Perfect, Now Change,” a production in our Royal George Theater. Sutton Hill Capital, LLC, which is owned 50% by Mr. James J. Cotter (the Chairman of the Board and Chief Executive Officer of Reading), also made a 25% investment in this production. This production has distributed to the Company approximately $137,000 allowing the Company to fully recoup its initial investment.

Certain Family Relationships
      Mr. James J. Cotter, Sr., our controlling stockholder, has advised the Board of Directors that he considers his holdings in our Company to be long-term investments to be passed to his heirs. The Directors believe that it is in the best interests of our Company and our stockholders, for his heirs to become experienced in the operations and affairs of the Company. Accordingly, all of Mr. Cotter’s children are currently involved with our Company.

Certain Miscellaneous Transactions
      Our Company has loaned to Mr. Smerling $70,000 pursuant to a demand loan.
Performance Graph
      The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company incorporates this information by reference, and shall not otherwise be deemed soliciting material or be deemed filed under such Acts.
      The following line graph compares the cumulative total stockholder return on Reading International, Inc.’s common stock for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 against the cumulative total return as calculated by the Center for Research in Securities Prices (“CRSP”) of the American Stock Exchange (“AMEX”) and the motion picture theater operator group and the real estate operator group.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG READING INTERNATIONAL, INC., THE AMEX MARKET VALUE (U.S. & FOREIGN) INDEX,
A REAL ESTATE OPERATORS GROUP AND A
MOTION PICTURE THEATER OPERATORS GROUP

*	$100 invested on 12/31/99 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.
INDEPENDENT PUBLIC ACCOUNTANTS
      Our independent public accountants, Deloitte & Touche, LLP, have audited our Company’s books for the fiscal year ended December 31, 2004, and are expected to have a representative present at the Annual Meeting who will have the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.
Audit Fees
      The aggregate fees incurred by the Company for Deloitte & Touche, LLP for professional services rendered for the audit of our 2004 financial statements, audit of internal controls related to the Sarbanes-Oxley

Act of 2002, and the reviews of the financial statements included in our Company’s Form 10-Q for 2004 were approximately $630,000, and for the audit of our 2003 financial statements and reviews of the financial statements included in our Company’s Form 10Q for 2003 were $271,000.
Audit Related Fees
      The aggregate fees incurred by the Company in each of 2004 and 2003 for assurance and related services provided by Deloitte & Touche, LLP that are reasonably related to the performance of the audit or review of our financial statements and that are not reported under the caption “Audit Fees” immediately above were approximately $99,000 and $98,265, respectively.
Tax Fees
      The aggregate fees incurred by the Company in each of 2004 and 2003 for products and services for tax compliance, tax advice, and tax planning provided by Deloitte & Touche, LLP were $128,000 and $103,000, respectively.
Financial Information Systems Design and Implementation Fees
      No fees were billed by Deloitte & Touche, LLP for 2004 or 2003 for financial information systems design and implementation fees.
All Other Fees
      The aggregate fees incurred by the Company for 2003 for services provided by Deloitte & Touche, LLP other than as set forth above were $6,000. For 2004, no other fees were billed by Deloitte and Touche, LLP for services other than set forth above.
Compatibility of Fees with Independent Accountant’s Independence
      Our Audit Committee has determined that the provision of services covered under the subheading “All Other Fees” above is compatible with maintaining Deloitte & Touche, LLP’s independence. The Company has adopted policies and procedures for the pre-approval of audit services and permitted non-audit services during fiscal 2003.
Annual Report
      A copy of our Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004 is being provided with this Proxy Statement.
Stockholder Communications with Directors
      It is the policy of our Board of Directors that any communications sent to the attention of any one or more of our directors care of our executive offices, or deposited in any of the “Suggestion Boxes” maintained at our principal administrative offices in Los Angeles, Manhattan and Melbourne, Australia, will be promptly forwarded to such directors. Such communications will not be opened or reviewed by any of our officers or employees, or by any other director, unless they are requested to do so by the addressee of any such communication. Likewise, the content of any telephone messages left for any one or more of our directors (including, any call-back number, if any) will be promptly forwarded to that director.
Stockholder Proposals and Director Nominations
      Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our Company’s proxy statement for its 2006 Annual Meeting of Stockholders, must deliver such proposal in writing to the Secretary of the Company at the new address of our Company’s principal executive offices at 500 Citadel Drive, Suite D-300, City of Commerce, California 90040. Unless we change the date of our annual meeting by more than 30 days, then such written proposal must be delivered to us no later than January 26, 2006. If we are not notified of a stockholder proposal by that date, the proxies that we hold may confer discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in our proxy statement for that meeting.
      Our Board of Directors will consider written nominations for directors from stockholders. Nominations for the election of directors made by our stockholders must be made by written notice delivered to the Secretary of our Company at our Company’s principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of our stockholders at which directors are elected. Such written notice must set forth the name, age, address and principal occupation or employment of such nominee, the number of shares of our Company’s Common Stock beneficially owned by such nominee and such other information as is required by the proxy rules of the SEC with respect to a nominee of the Board of Directors.
      Under our governing documents and applicable Nevada law, our stockholders may also directly nominate candidate from the floor at any meeting of our stockholders held at which directors are to be elected.
Other Matters
      We do not know of any other matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompany proxy to vote on such matters in accordance with their judgment.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
      As permitted by the Securities Exchange Act of 1934, only one copy of the proxy materials are being delivered to our stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the proxy materials.
      We will promptly deliver without charge, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to our Corporate Secretary or Assistant Corporate Secretary by phone at (213) 235-2236 or by mail to Secretary, Reading International, Inc., 550 S. Hope Street, Suite 1825, Los Angeles, California 90071.
      Stockholders residing at the same address and currently receiving only one copy of the proxy materials may contact the Corporate Secretary or Assistant Corporate Secretary by phone at (213) 235-2236 or by mail to Secretary, Reading International, Inc., 550 S. Hope Street, Suite 1825, Los Angeles, California 90071, to request multiple copies of the proxy materials in the future. After May 30, 2005, all correspondence should be mailed to the new address of our principal executive offices: 500 Citadel Drive, Suite D-300, City of Commerce, California 90040.

By Order of the Board of Directors,

James J. Cotter, Chairman
Dated: May 6, 2005

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READING INTERNATIONAL, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 26, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints James J. Cotter and S. Craig Tompkins, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of Reading International, Inc. to be held at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California, on Thursday, May 26, 2005 at 11:00 a.m., and at, and with respect to, any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS.
PLEASE SIGN AND DATE ON REVERSE SIDE

▼    DETACH PROXY CARD HERE    ▼

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1.	ELECTION OF DIRECTORS	☐	FOR all nominees listed below (except as indicated to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	EXCEPTIONS

Director Nominees: James J. Cotter, Eric Barr, James J. Cotter, Jr., Margaret Cotter, William D. Gould, Edward L. Kane, Gerard P. Laheney, and Alfred Villaseñor, Jr.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space below.)

EXCEPTIONS

2.	OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at, and with respect to, any and all adjournments or postponements thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the meeting.	I (WE) WILL ☐ WILL NOT ☐ ATTEND THE MEETING IN PERSON.

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

		Dated:	, 2005

Signature

Signature
Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustee, etc., should give their full titles.

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Please Detach Here
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